Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

81

	Fiscal Years Ended(1)					Nine Months Ended(2)
	Sept. 27, 2008	Sept. 26, 2009	Sept. 25, 2010	Sept. 24, 2011	Sept. 29, 2012	June 23, 2012	June 29, 2013
	(in thousands of dollars)
Earnings
Net income.............................................	$ 52,123	$ 27,934	$ 30,842	$ 39,060	$ 43,444	$ 30,168	$ 5,234
Fixed charges (from below)............	59,791	75,101	78,068	75,278	73,144	54,523	71,674
Less capitalized interest...................	(4,597)	(2,584)	(1,283)	(1,588)	(1,738)	(1,213)	(456)
Income tax expense..........................	27,559	16,779	17,975	21,651	23,903	16,609	584
Amortization of capitalized interest	1,246	1,332	1,375	1,428	1,486	728	748

	$ 136,122	$ 118,562	$ 126,977	$ 135,829	$ 140,239	$ 100,815	$ 77,784

Fixed Charges
Interest expense..................................	$ 46,886	$ 59,059	$ 64,854	$ 61,966	$ 60,027	$ 44,850	$ 47,281
Capitalized interest.............................	4,597	2,584	1,283	1,588	1,738	1,213	456
Loan cost amortization expense...	1,320	5,984	4,304	4,450	4,457	3,281	18,611
Estimate of interest within rent expense	6,988	7,474	7,627	7,274	6,923	5,179	5,326

	$ 59,791	$ 75,101	$ 78,068	$ 75,278	$ 73,144	$ 54,523	$ 71,674

Ratio of earnings to fixed charges	2.28	1.58	1.63	1.80	1.92	1.85	1.09

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(1)            Fiscal year 2012 was a 53-week year, whereas fiscal years 2008, 2009, 2010 and 2011 were 52-week years.

(2)            The nine month periods ended June 23, 2012 and June 29, 2013, respectively, each consist of 39 weeks.